GAC, Inc. (Cayman Islands) Gol Finance (Luxembourg) Gol Finance (Cayman Islands) GTX S.A. (Brazil) GOL Linhas Aéreas S.A. (Brazil) GOL Linhas Aéreas Inteligentes S.A. (Brazil) Smiles Fidelidade Argentina S.A. (Argentina) Capitânia Air Fundo de Investimento Multimercado Crédito Privado Investimento no Exterior (Brazil) Sorriso Fundo de Investimento em Cotas de Fundos de Investimento Multimercado Crédito Privado Investimento no Exterior (Brazil) Smiles Viajes y Turismo S.A. (Argentina) Smiles Viagens e Turismo S.A. (Brazil) Gol Equity Finance Orphan SPV (Luxembourg) Smiles Fidelidade S.A. (Brazil) 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 5% 2% 98% Exhibit T3G – Organizational Chart

Exhibit T3G - Organizational Chart